EXHIBIT 21

                                              CONMED Corporation
                                        Subsidiaries of the Registrant

     Name                               State or Country of Incorporation

Aspen Laboratories, Inc.                     Colorado
CONMED Andover Medical, Inc.                 New York
Envision Medical Corporation                 California
Linvatec Corporation                         Florida
Linvatec Australia Pty. Ltd                  Australia
Linvatec Canada ULC                          Canada
Linvatec Deutschland GmbH                    Germany
Linvatec Europe sprl                         Belgium
Linvatec France S.A.R.L.                     France
Linvatec Korea Ltd.                          Korea
Linvatec U.K. Ltd.                           United Kingdom